UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): November 4, 2014

LGI HOMES, INC. (Exact name of registrant as specified in its charter)

Delaware	001-36126	46-3088013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)
(281) 362-8998
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Director

On November 4, 2014, the Board of Directors (the “Board”) of LGI Homes, Inc. (the "Company"), acting upon the recommendation of the Nominating and Governance Committee of the Board, increased the authorized number of directors on the Board from five to six and also appointed Mr. Ryan Edone to fill the newly created directorship until the Company's next annual meeting of stockholders. In connection with his appointment, the Board appointed Mr. Edone to serve on the Audit Committee of the Board.

Mr. Edone is currently the chief financial officer of Petroleum Wholesale LP., a position he has held for over 15 years. Before joining Petroleum Wholesale LP., Mr. Edone was a manager at PriceWaterhouseCoopers.

Mr. Edone serves as a director of Archway Insurance LTD, and is a board member on the ChevronTexaco Petroleum Marketers Association Board and Gulf Oil Distributor Advisory Counsel.

The appointment of Mr. Edone to the Audit Committee will meet the requirements of the NASDAQ Listing Rule 5605(a)(2) to have a minimum of three independent members on the Audit Committee by the first anniversary of the Company's initial public offering.

There are no transactions in which Mr. Edone has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Edone will participate in the Company’s standard non-employee director cash and equity compensation program as follows:

•receive an annual fee of $50,000, paid quarterly;

•receive an annual grant of restricted stock with an aggregate value equal to $50,000 based on the closing price of the Company's common stock on the date of grant, which vests in three annual installments after the date of grant; and

•receive reimbursement of reasonable out-of-pocket expenses up to $2,000 per meeting for travel in connection with his attendance in-person at Board or committee meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LGI Homes, Inc.

	By:	/s/ Eric T. Lipar
Eric T. Lipar
Chief Executive Officer and Chairman of the Board

Date: November 4, 2014